Filed pursuant to Rule 433
CUSIP: 48245AAU5	Registration No. 333-139448
ISIN: US48245AAU51	(Relating to Prospectus Supplement dated December 22, 2006
and Prospectus dated December 21, 2006)

KFW US MTN
FINAL TERM SHEET
Dated January 23, 2007

Issuer: KfW	Title of Securities:	U.S. $10,000,000 5.30%
Callable Notes Due February 9, 2011

Aggregate Principal Amount: U.S. $10,000,000	Interest Rate: 5.30 % per annum

Original Issue Date: February 9, 2007	Maturity Date: February 9, 2011

Interest Commencement Date: February 9, 2007	Final Redemption Price: 100%
Payments:
First Interest Payment Date: August 9, 2007
Interest Payment Date(s): semi-annually in arrears on February 9 and August 9 in each calendar year from and including August 9, 2007 up to and including the Maturity Date
Redemption:           ☑ Yes            ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date (as provided in para. 2 of §7 of the Conditions): starting August 9, 2007 and semi-annually thereafter (each February 9 and August 9)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:           ☐ Yes          ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):           ☐Yes          ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                     )

Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                     )
Other Terms of Notes:
Price to Public: Variable price re-offer, plus accrued interest, if any, from February 9, 2007.
In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID).
Dealers: Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-500-5408.
Prospectus Supplement and Prospectus

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